Exhibit 99.1

FOR IMMEDIATE RELEASE

The Scotts Miracle-Gro Company

Scotts Announces Name Change to The Scotts Miracle-Gro Company;
Adopts New Holding Company Structure

Name change coincides with the start of spring and the 2005 growing season

MARYSVILLE, Ohio (March 21, 2005) – The Scotts Company today changed its name to The Scotts Miracle-Gro Company (NYSE: SMG) in order to raise the visibility of its key brands and more easily explain the scope of its business mission.

“The Miracle-Gro name is one of the best known consumer brands in the world and is synonymous with gardening,” said Jim Hagedorn, chairman and chief executive officer. “By combining the Scotts and Miracle-Gro, names we are more clearly defining ourselves as a branded consumer products company to investors and others who may not be as familiar with our industry.”

The name change was approved in January by shareholders, along with the creation of a new holding company structure, which also became effective today. That structure now gives ScottsMiracle-Gro more flexibility to grow in future years and provides better legal protection to the Company’s businesses and brands. As part of the restructuring, publicly owned ScottsMiracle-Gro will be designated as the parent company of The Scotts Company, LLC.

From an operational perspective, The Scotts Company will continue to conduct business with its suppliers, retailers and consumers. However, corporate matters – including Finance, Legal, Strategic Planning and outreach to the financial community, the media and community organizations – will be conducted by ScottsMiracle-Gro.

Shareholders of The Scotts Company were granted an equal number of shares in the new ScottsMiracle-Gro. The company’s ticker symbol, SMG, is unchanged. There were no other material issues related to the changes that affect shareholders.

To celebrate both the name change and the start of spring, Hagedorn is scheduled to ring the closing bell today at The New York Stock Exchange. Additionally, to promote the benefits of green spaces to communities and the environment, the Company today began construction of a series of community gardens it will build in cities across the country as part of its partnership with Keep America Beautiful.

The first garden is being built in Orlando, Fla. Others will be built throughout the spring in Atlanta, Ga.; Norfolk, Va.; Long Island, NY and Columbus, Ohio.

“There is no better time than the start of spring to adopt this name change and to remind people about the ways that healthy lawns and beautiful gardens impact our lives every day,” Hagedorn added. “We have said for years that we believe there is no better business to be in than ours. As we enter the peak of another growing season, that statement has never been more true.”

About Scotts Miracle-Gro

With more than $2 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company, LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, Scotts’ brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.

Contact:
Jim King
Senior Director
Investor Relations & Corporate Communications
(937) 578-5622